UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: April 6, 2009
(Date of earliest event reported)

STEVEN MADDEN, LTD.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23702	13-3588231

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

52-16 Barnett Avenue, Long Island City, New York 11104

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (718) 446-1800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

          On April 6, 2009, Steven Madden, the Creative and Design Chief and a principal stockholder of Steven Madden, Ltd. (the “Company”), executed and delivered to the Company that certain Second Amended and Restated Secured Promissory Note payable to the Company in the original principal amount of Three Million ($3,000,000) Dollars (the “Second Amended and Restated Note”). The Second Amended and Restated Note amends and restates that certain Amended and Restated Secured Promissory Note, dated December 19, 2007, payable by Madden to the Company in the original principal amount of Three Million ($3,000,000) Dollars (the “Prior Note”). The Second Amended and Restated Note provides for (i) a due date of the earlier of the date that Mr. Madden ceases to be employed by the Company and June 30, 2015 (the “Maturity Date”) and (ii) interest to accrue at the rate of 8% per annum from June 25, 2007 until April 6, 2009, and at the rate of 6% per annum from April 7, 2009 until the Maturity Date. Further, pursuant to the Second Amended and Restate Note, Madden pledged, assigned and granted a first priority security interest in 510,000 of his shares of common stock of the Company as security for the performance of his obligations under the Prior Note.

          The foregoing description of the Second Amended and Restated Note is qualified in its entirety by reference to the full text of the Second Amended and Restated Note, as filed as Exhibit 10.1 hereto, which is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amended and Restated Secured Promissory Note, dated April 6, 2009, by Steven Madden in favor of Steven Madden, Ltd.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2009

STEVEN MADDEN, LTD.

By:	/s/ Edward R. Rosenfeld

Edward R. Rosenfeld
Chief Executive Officer